Exhibit 99.1

United Capital Building 9 Park Place Great Neck, New York 11021 —— Phone: (516) 466-6464 Fax: (516) 829-4301 www.unitedcapitalcorp.net

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY:
United Capital Corp.
Reports Fourth Quarter and Year End Results

COMPANY CONTACT:
Anthony J. Miceli
Chief Financial Officer
www.unitedcapitalcorp.net
(516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, February 22, 2011…   United Capital Corp. (NYSE Amex: AFP) today reported results for the fourth quarter and year ended December 31, 2010 (see Table attached).

Net income increased 124% for the year ended December 31, 2010 to $12.7 million, or $1.41 per basic share, versus net income of $5.7 million, or $.63 per basic share, for the full year of 2009.  Total revenues grew 35% to $80.7 million in the current year, while operating income increased 81% to $12.0 million and income from continuing operations doubled to $12.1 million in 2010, compared to the respective 2009 results.

In the fourth quarter of 2010 net income rose 44% to $2.5 million, from $1.7 million reported in the same quarter of 2009.  On a per share basis, earnings were $.28 per basic share for the three months ended December 31, 2010, compared to $.19 in the comparable 2009 period.  Total revenues for the current quarter were $20.6 million, an increase of 15% from that reported in the fourth quarter of last year, leading to a 25% improvement in operating income and a 51% increase in income from continuing operations.

The Company’s engineered products segment generated revenue growth of 29% and 39% in the fourth quarter and full year of 2010, respectively, versus the comparable intervals of 2009, resulting in the reversal of a full year loss in the prior year.

Annual revenues from our hotel operations climbed 61% over the prior year as a result of the August 2009 acquisition of the DoubleTree Hotel & Miami Airport Convention Center, as well as from improvements in our other lodging properties, which resulted in operating profits in the quarter and year ended December 31, 2010 versus losses incurred in the corresponding prior year periods.

In commenting on these results, A.F. Petrocelli, Chairman of United Capital Corp., noted “The strength and resilience of our core businesses have once again led to another outstanding year.”

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2009 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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TABLE FOLLOWS

UNITED CAPITAL CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$20,552	$17,849	$80,684	$59,775
Operating income	$2,839	$2,276	$11,976	$6,619
Other income	$746	$905	$4,732	$3,572
Income from continuing operations before income taxes	$3,585	$3,181	$16,708	$10,191
Provision for income taxes	$1,050	$1,507	$4,599	$4,134
Income from continuing operations	$2,535	$1,674	$12,109	$6,057
(Loss) income from discontinued operations	$(24)	$67	$633	$(370)
Net income	$2,511	$1,741	$12,742	$5,687

Basic earnings per share:
Income from continuing operations	$.28	$.18	$1.34	$.67
Income (loss) from discontinued operations	—	.01	.07	(.04)
Net income per share	$.28	$.19	$1.41	$.63

Diluted earnings per share:
Income from continuing operations	$.26	$.17	$1.25	$.62
Income (loss) from discontinued operations	—	.01	.06	(.04)
Net income per share assuming dilution	$.26	$.18	$1.31	$.58

Weighted average shares outstanding:
Basic	8,958	9,097	9,018	8,990
Diluted	9,666	9,905	9,709	9,791